SHONEY'S-INTERNATIONAL DIVERSEFOODS
                              SUPPLY AGREEMENT

     THIS SUPPLY AGREEMENT (the "Agreement") is made this 26 day of January, 2000, by and between International DiverseFoods, Inc., a Tennessee corporation, with its address at 189 Spence Lane, Nashville, Tennessee 37210 ("Seller"), and SHONEY'S RESTAURANTS DIVISION OF SHONEY'S, INC., a Tennessee corporation, with its address at 1727 Elm Hill Pike, Nashville, Tennessee 37210 ("Buyer"). This Agreement replaces and supersedes any and all previous agreements between Buyer and Seller.

                                  RECITALS
                                  --------

     Seller desires to supply Buyer's requirements of the products listed on
Schedule 1 referred to as the "Products"; and Buyer desires to purchase from Seller all of Buyer's requirements of the Products, subject to the terms and provisions hereof.

     Seller and Buyer now agree as follows:

     1. PURCHASE AND SALE OF PRODUCTS. Seller agrees to sell, and Buyer agrees to purchase all of its requirements of the Products at the prices and in accordance with the terms set forth in this Agreement.

     2. TERM. Unless terminated earlier or extended in accordance with its terms, this Agreement shall begin on 26th January, 2000 (the "Effective Date") and extend for 36 months through 25th January, 2003.

     3.     PRODUCT REQUIREMENTS AND PURCHASE OBLIGATIONS.

     3.1. Requirements of Buyer. Buyer shall purchase from Seller the Products specified in Schedule 1 that are to be used at Shoney's restaurants operated by Buyer, subject to the terms and provisions hereof. There are no minimum requirements.

     3.2. Discontinuance of Products. Buyer, in its discretion, may discontinue the use of any of the Products at any time. In the event of any such discontinuance, Buyer shall purchase from Seller any inventory of such discontinued Product being held by Seller (not to exceed sixty (60) days of Buyer's average usage unless otherwise authorized in writing by Buyer) that Seller is unable to dispose of promptly in the ordinary course of business (at prices then being paid by Buyer) as well as any inventory of raw ingredients and packaging that Seller cannot use in the normal course of business (not to exceed sixty (60) days of Buyer's average usage unless otherwise authorized in writing by Buyer).

     3.3. New Manufactured Food Products. If, during the term of this Agreement, Buyer begins using any manufactured food item similar to the items listed on Schedule 1 in the restaurants operated by Buyer, and such item is of a type (flavored dressings, sauces, condiments, white goods and dry blend mixes) that is sold by Seller at the time of the execution of this Agreement, Buyer shall offer Seller the opportunity to submit an offer to supply such item(s), based upon Buyer's sample of or specifications for such item(s), to Buyer. If Seller's proposed product meets Buyer's specifications and Seller's price is the lowest (or equal to the lowest) bid price for the product, Seller shall be selected as the supplier of such item. It is also acknowledged and agreed that changes in specifications pursuant to
Section 6.2 shall not constitute new products under Section 3.3.

     4.     PRICES.

     4.1. Initial Prices. Upon the Effective Date, the Products and the prices for the Products shall be provided by Buyer and Seller.

     4.2. Adjustments. The prices of the Products shall be subject to adjustments as a result of changes in the cost of the components of the Products as follows:

     (a) The prices of the Products may be adjusted quarterly if market prices for raw materials and packaging change from those in effect on 1 Feb, 2000. The prices for a particular quarter shall be set no later than fifteen (15) business days prior to the beginning of each quarter.

     (b) In the event Buyer changes the specifications of a Product, as set forth in Section 6.2, the price for that Product shall be adjusted to reflect any change (which may be either an increase or a decrease) in the raw ingredient, packaging or production costs resulting from the change in the Product specifications.

     4.3. Meeting Competitive Prices. In the event Buyer receives a price quote from a competing supplier for products acceptable to Buyer, Seller will either meet the competing market price or Buyer shall be allowed to purchase the Product from the other supplier and that Product shall be deleted from
Schedule 1 and will no longer be subject to the terms and provisions of this Agreement. Seller will meet the competing market quoted price under the following conditions:

            (1) Buyer must notify Seller of the price quote and provide product information and a two gallon sample of the product.

            (2) Seller will quote a selling price for a product of
                comparable quality and formulation to that of the competing product within fifteen (15) working days of Buyer's notification to Seller of the price quote.

            (3) Buyer will submit quotes on competing products no more often than quarterly during the term of this Agreement.

     4.4. If Seller reasonably believes that the competing price quoted by another supplier is not reflective of market prices described in Section 4.3, Seller can decline to match the competing price and Buyer may purchase the competing product, and that product shall be deleted from Schedule 1 and will no longer be subject to the terms and provisions of this Agreement.

     4.5. Improvements. Buyer will work with Seller in good faith to reduce costs, while Seller will maintain high quality, service and productivity. Seller will make available to Buyer all technology and productivity improvements that become available and apply to Products.

     4.6. Purchases by Buyer's Franchisees. In the event any of Buyer's franchisees purchase any of the Products from Seller, Seller agrees to sell the Products at the same prices charged to Buyer.

     5.       RAW MATERIALS.

     5.1. Purchase Requirements. At Buyer's written direction and on Buyer's behalf, Seller shall book all orders for Seller's requirements of any raw ingredient or packaging material for the Products. Seller shall bear the market risk for the failure to enter into any such contracts that Buyer requests during the term of this Agreement. If any of the Products are no longer subject to this Agreement or if the Agreement is terminated, Seller shall, at Buyer's direction, transfer such orders to Buyer's designated agent, which Buyer agrees to accept. If Seller has not booked orders as directed in writing by Buyer, Seller shall book such orders and sell the raw ingredients and packaging to Buyer or Buyer's designated agent at the cost set forth in Buyer's original written directions.

     5.2. Price Adjustments. In determining any adjustments in Product prices under Section 4.2(b), the raw ingredient cost utilized in making such adjustments shall utilize the costs under any contracts the Seller has entered into at Buyer's request pursuant to Section 5.1.

     6.       PRODUCT FORMULAE AND SPECIFICATIONS; CONFIDENTIALITY.

     6.1. Ownership. The formulae and specifications listed on Schedule II are the sole and exclusive property of Buyer, and confidential per Section 6.3.

     6.2. Specification Changes. Buyer, in its discretion, may at any time, upon notice that is commercially reasonable under the circumstances, change Buyer's Specifications for any of the Products, subject to Section 4.2(a); provided, however, that if Buyer changes a product-specification in a manner that would require any capital expenditure by Seller in order to comply with such specifications and Seller chooses not to make such capital expenditures and, therefore, not produce the respecified Product, Buyer shall be free to purchase such respecified Product from an alternative source, and that Product shall be deleted from Schedule 1 and will no longer be subject to the terms and provisions of this Agreement. Buyer shall not circumvent or attempt to circumvent its obligations hereunder through re-specification of Products, unless permitted by the terms of this Agreement.

     6.3. Confidentiality. Buyer and Seller shall maintain all information each provides to the other and is designated by the party providing the information as confidential or proprietary (the "Confidential Information") in strict confidence and shall not disclose any of that Confidential Information to any person other than employees or agents of Seller or Buyer with a need to know or as otherwise required by securities, franchise or other laws. Buyer and Seller shall not use the Confidential Information for any purpose other than in order to provide the Products and services covered by this Agreement in accordance with its terms. After the termination of this Agreement, each party shall return all Confidential Information to the other party, or destroy it and furnish an affidavit confirming its destruction. All terms and conditions of this Agreement and the attached Schedules are designated as Confidential Information; however, Buyer shall have the right to submit samples, prices and specifications to obtain competitive bids.

     7. F.O.B. TERMS. The purchase prices set forth on Schedule 1 are F.O.B., 189 Spence Lane, Nashville, Tennessee 37210. The term F.O.B. as used in this Agreement is a price term only, and:

             (a) Seller shall have the risk of loss until Products have been delivered to Buyer's facility and are approved after inspection by Buyer, unless such Products are transported on vehicles of Buyer or Buyer's agents (whether owned or leased), in which case Buyer shall have the risk of loss after the Products are in Buyer's vehicles; and

             (b) does not include the cost of transportation from Seller's place of business, which costs shall be paid by Buyer; but

             (c) title to the Products does not pass to Buyer until inspected and accepted by Buyer or Buyer's agent.

     8. ORDERS AND DELIVERY. Orders for the Products shall continue to be given and received, and delivery times established in accordance with past practices between Buyer and Seller. Delivery of the Products will be to the location within the United States as may be designated by Buyer in any purchase order or other document initiating a purchase under this Agreement.

     9. PAYMENT OF PURCHASE PRICE. Payment terms are net thirty days after receipt of the appropriate invoice. Any late payment shall bear simple interest at the rate of one percent (1%) per month from the date that such payment was due until paid.

     10. SELLER'S GUARANTEE. The Products sold by Seller to Buyer are hereby guaranteed as of the date of such shipment or delivery to: (1) not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the "Act"), (b) not be an article which cannot be introduced into interstate commerce under the Act, and (c) be in compliance with all applicable federal, state and local laws and regulations whether now or hereafter enacted.

This Guaranty is continuing and shall be in full force and effect, and shall be binding upon Seller, with respect to each and every Product shipped or delivered to Buyer.

     11.     INSURANCE AND INDEMNIFICATION.

     11.1.   Insurance Coverage.

     Seller agrees to maintain in effect throughout the entire term of this Agreement, insurance coverage with reputable insurance companies covering workers' compensation and employer's liability, automobile liability, commercial general liability, including product liability and excess liability, with limits of not less than $6,000,000 to protect Seller and Buyer from the liabilities insurance against by such coverages. Seller's insurance described herein shall be primary. Seller shall furnish Buyer with a certificate evidencing the obligation of Seller's insurance carriers not to cancel or materially amend such policies without 30 days' prior written notice to Buyer. In addition, Buyer shall be named an additional insured with respect to the commercial general liability policy, including products liability and any excess umbrella liability coverage.

     11.2. Indemnification and Hold Harmless by Seller. Seller will indemnify, defend and hold harmless the Buyer and its employees, officers, subsidiaries, affiliates, directors, shareholders, franchisees, and customers ("Indemnitees") from and against all actions, suits, claims and proceedings, and any judgments, damages, fines, expenses, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) (collectively "Costs"), incurred by Indemnitees (whether as a result of a third-party claim, or otherwise) as a result of:

     a. any breach of Seller's guarantee under Section 10 with respect to any Products sold to Buyer by Seller, unless the breach was caused by a written requirement, written Specification, or carrier specified in writing by Buyer; or

     b. the non-fulfillment of any covenant, agreement or obligation to be performed by Seller under or pursuant to this Agreement; or

     c. any alleged violation of rights under patents, trademarks, copyrights or applications therefor, unless the user of the allegedly infringing item was required or specified by Buyer in writing; or

     d. any violation by Seller of any statute, regulation or ordinance of any governmental authority regarding the branding, manufacture, sale or delivery of the goods or services furnished or required to be furnished hereunder, unless the violation was caused by a written requirement or written Specification of Buyer; or

     e. any negligent act or omission of Seller arising out of or related to the manufacture (including, but not limited to, any claim arising out of a failure to manufacture the Products in accordance with the written Specifications) branding, shipment or delivery of food or the sale of the Products by Seller.

     This Indemnification is in no way limited by the amount of insurance coverage required under Section 11.1.

     11.3. Indemnification and Hold Harmless by Buyer. Buyer will indemnify, defend and hold harmless Seller and its officers, employees, directors, and shareholders from and against any Costs incurred by Seller (whether as a result of a third-party claim, or otherwise) as a result of:

     a. the nonfulfillment of any covenant, agreement or obligation to be performed by Buyer under or pursuant to this Agreement; or

     b. alleged violations by Buyer or Seller of rights under patents, trademarks, copyrights or applications therefor if the use of the allegedly infringing item was required or specified by Buyer in writing; or

     c. violations by Buyer (or by Seller if the alleged violation was caused by a written requirement or written specification of Buyer) of any statute, regulation or ordinance of any governmental authority with respect to the Products sold hereunder; or

     d. any negligent act or omission of Buyer including, without limitation, any claim arising out of Seller's actions taken in accordance with written instructions from Buyer.

     Seller's and Buyer's obligations to indemnify and hold harmless survives the termination of this Agreement.

     12.     TERMINATION.

     12. 1. Termination By Buyer. Buyer may terminate this Agreement for cause only upon breach by Seller of any of its obligations under this Agreement and failure by Seller to cure such breach within thirty (30) days following written notice of breach. In the event Seller commits three or more breaches of this Agreement within a twelve (12) month period, Buyer may in good faith at its option, terminate this Agreement if Seller commits a subsequent breach without affording Seller any opportunity to cure the breach, effective immediately upon notice to Seller.

     12.2. Termination By Seller. Seller may terminate this Agreement for cause only upon Buyer's breach of its obligations under this Agreement and failure by Buyer to cure such breach within thirty (30) days following written notice of breach. In the event Buyer commits three or more breaches of this Agreement within a twelve (12) month period, Seller may in good faith at its option, terminate this Agreement if Buyer commits a subsequent breach without affording Buyer any opportunity to cure the breach, effective immediately upon notice to Buyer.

     13. REMEDIES. The remedies available to the parties to this Agreement, whether by virtue of the provisions of the Tennessee Uniform Commercial Code, or by the terms of this Agreement, are in addition to and cumulative with all remedies arising under any collateral or ancillary agreements between the parties. In no event shall either party be liable to the other for any lost profits, punitive, special or exemplary damages; provided, however, that this sentence is not intended to and shall not limit the right of either party to this Agreement to receive indemnity and full reimbursement under Section 11 for any claims by or amounts (whether deemed compensatory, exemplary or punitive) that one of the parties becomes obligated to pay to a third party pursuant to any judgment or settlement.

     14. NOTICES. Any notice required or desired to be furnished under this Agreement shall be in writing, postage prepaid, and shall be sent by United States, certified, registered or express mail, by an overnight delivery service (e.g., Federal Express) or by facsimile transmission and addressed or delivered to the party receiving notice at the address designated below. Any notice shall be deemed to be given (i) when received or when first refused if mailed or sent by overnight delivery service, and
(ii) when received if transmitted by facsimile transmission. All such notices shall be addressed as follows:

If to Buyer:                    Shoney's, Inc.
                                1727 Elm Hill Pike
                                Nashville, Tennessee  37210
                                ATTN:  Vice President-Purchasing
                                FAX No. (615) 231-2788
with a copy to:                 ATTN:  General Counsel
                                FAX No. (615) 231-2734

If to Seller:                   International DiverseFoods, Inc.
                                189 Spence Lane
                                Nashville, Tennessee  37210
                                ATTN:  Chief Operating Officer
                                FAX:  (615) 231-5928

     15. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and assigns; provided, however, that, except as provided herein, neither Seller's nor Buyer's obligations under this Agreement may be assigned, transferred, conveyed or delegated without the written consent of the other party hereto. Notwithstanding the foregoing, the parties agree that if, during the term of this Agreement, either party sells or transfers all, or substantially all, of its businesses or assets (whether by means of an asset or stock sale, exchange, merger, consolidation or otherwise), such party shall assign its rights and obligations hereunder insofar as they relate to the business involved or assets being sold to the purchaser or transferee of such business or assets. The transferring party's obligations under this Agreement shall be deemed satisfied in such case provided the transferor, in good faith, assumes and accepts such obligations.

     16. WAIVER. The failure of either Buyer or Seller to seek redress for the breach of, or to insist upon the strict performance of, any term, clause or provision of this Agreement, shall not constitute a waiver of such breach or non-performance, unless such waiver shall be in writing and signed by the party executing the waiver. Any waiver so signed shall not constitute a waiver of any different or subsequent breach or non-performance.

     17. VALIDITY OF PROVISIONS. Whenever possible, each provision and term of this Agreement shall be interpreted in such a manner as to be valid and enforceable; provided, however, that in the event any provision or term of this Agreement should be determined to be invalid or unenforceable, all other provisions and terms of this Agreement and the application thereof to all persons and circumstances subject thereto shall remain unaffected to the extent permitted by law. If any application of any provision or term of this Agreement to any person or circumstance should be determined to be invalid or unenforceable, the application of such provision or term to other persons and circumstances shall remain unaffected to the extent permitted by law.

     18. FORCE MAJEURE. Either party shall be excused from performance of its duties under this Agreement during any period of time when that party is prevented from so performing due to act of God, war, strike, riot, acts of governmental authorities, shortages in supply in the marketplace of ingredients used in manufacturing the Products (other than as a result of Seller's acts or omissions) or other cause beyond its control; provided, however, that should such continue for a period of thirty (30) days, the other party may, at its option, terminate this Agreement with respect to any Products the delivery or manufacture of which has been prevented.

     19. ENTIRE AGREEMENT; MODIFICATION. This Agreement, as executed, constitutes the entire agreement between the parties and no representation, promise, condition, warranty or understanding, other than herein set forth, shall be binding upon any of the parties hereto. Seller makes no implied warranty other than that of merchantability and fitness for a particular purpose. None of the provisions of this Agreement shall be waived, altered or amended except in a writing signed by the party to be bound thereby.

     20. BOOKS AND RECORDS. During the term of this Agreement and for a period of five (5) years following the termination of this Agreement, Seller agrees to maintain full and complete records of its business operations relating to Products purchased by Buyer, including, without limitation, cost accounting records and invoices that support the raw ingredient and packaging costs of any of the Products. Upon prior reasonable notice, Seller shall allow representatives of Buyer to inspect such books and records at all reasonable times in order to monitor Seller's compliance with this Agreement. All inspections shall be at the expense of Buyer; provided, however, if the inspection results in a discovery of a failure by Seller to abide by the terms of this Agreement in any material respect, then Seller shall pay or reimburse buyer for any and all reasonable expenses incurred by Buyer in connection with the inspection including, but not limited to, legal and accounting fees, as well as any damages due Buyer for Seller's failure.

     21. GOVERNING LAW. The terms of this Agreement shall be interpreted and construed in accordance with the laws of the state of Tennessee.

     22. ARBITRATION. All actions, disputes, claims or controversies of any kind between the parties to this Agreement, including, but not limited to any action, dispute, claim or controversy arising out of the sale or delivery by Seller of any Products to Buyer ("Dispute") shall be resolved by binding arbitration in Nashville, Tennessee, administered by the American Arbitration Association (the "AAA") in accordance with the Commercial Arbitration Rules of the AAA (the "Rules") and, to the maximum extent applicable, the Federal Arbitration Act, as supplemented by the Tennessee Arbitration Act. Arbitrations shall be conducted before one arbitrator mutually agreeable to Buyer and Seller. If the parties cannot agree on an arbitrator within thirty
(30) days after the request for arbitration, then the arbitration shall take place before an arbitrator selected in accordance with the Rules. Judgment of any award rendered by an arbitrator may be entered in any court having jurisdiction. All fees of the arbitrator and other costs and expenses of the arbitration shall be paid by Seller and Buyer equally unless otherwise awarded by the arbitrator; provided, however, that the non-prevailing party in an arbitration shall pay all reasonable attorneys' fees and expenses incurred by the prevailing party in connection with the Dispute and the arbitration.

     23. RELATIONSHIP OF THE PARTIES. Seller is and shall be an independent contractor under this Agreement, and no partnership, joint venture or fiduciary relationship shall exist between Buyer and Seller.

     24. LIMITED LICENSE TO USE TRADEMARKS, SERVICE MARKS AND LOGOTYPES. Buyer hereby grants Seller during the term of this Agreement a limited license to use Buyer's trademarks, service marks, and logotypes in connection with the sale of the Products in accordance with the terms of this Agreement and any written instructions from Buyer regarding the use of Buyer's trademarks, service marks, and logotypes. Seller agrees to only sell Products bearing Buyer's trademarks, service marks, and logotypes to franchisees of Buyer or Buyer's representatives.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, each by its duly authorized officer or representative, as of the date and year first above written.

INTERNATIONAL DIVERSEFOODS, INC.    SHONEY'S RESTAURANTS DIVISION
                                    OF SHONEY'S, INC.

                                        /s/ J. Michael Bodnar
By: /s/                             By: /s/ Steve Sanders
   ------------------------------       -----------------------------------
Title: Exec. VP and COO             Title: President and COO, Steve Sanders


                                    By: /s/ Kent Smith
                                         -----------------------------------
                                    Title: Sr. VP of Marketing, Purching &
                                           R&D Kent Smith
                                           --------------------------------

                                    By: /s/ Ray Harman
                                        -----------------------------------
                                    Title: Director of Purchasing, Ray Harmon
                                           ----------------------------------